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[LOGO OF UNICO APPEARS HERE]

    Nasdaq:  UNICO



FOR IMMEDIATE RELEASE                                            NEWS
April 1, 1996                                                 NASDAQ-UICO

               UNICO, Inc. Announces Relocation of Headquarters
                           and Changes in Management

Oklahoma City, OK .... UNICO, Inc. ("UNICO") announced today that its corporate headquarters is being moved from Oklahoma City to the Company's production and franchising headquarters in Springfield, Virginia. In addition, it announced that Gerard R. Bernier has been elevated to the position of Chief Executive Officer and President of UNICO, Inc. Mr. Bernier currently serves as Chief Executive Officer and President of the Company's subsidiary, United Coupon Corporation, which is based in the Springfield location. Mr Bernier replaces W. Douglas Frans who has served as Chief Executive Officer and President and Chairman of the Board of Directors since 1989.

Mr. Frans, who has resigned from the Company to pursue other interests in the Oklahoma area, indicated "The relocation of the Company's headquarters is a logical move now that the expansion of the Springfield facility has been completed and all art, printing and mail handling functions are housed in this 65,000 square foot facility. The office in Oklahoma City, which employed four full time personnel, is expected to close on or around April 5, 1996. This consolidation, as well as the assumption of additional responsibilities by Mr. Bernier, will yield operating cost savings for UNICO and will provide on-going corporate direction for all operations from a single source for the near term," Frans concluded.

Mr. Bernier founded United Coupon Corporation in 1981 and has been on the Board of Directors of UNICO since 1987. He has served as Vice Chairman of the Board of Directors since 1993.

                               Company Contact:

W. Douglas Frans                                              Gerard R. Bernier
405-943-1183                                                  703-644-0200

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                              [LOGO APPEARS HERE]


UNICO, Inc. 1101 Sovereign Row Oklahoma City, OK 73108 (405) 848-9511
 FAX (405) 943-9515